UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: April 9, 2010 (Date of earliest event reported)

Mexco Energy Corporation (Exact name of registrant as specified in its charter)

CO (State or other jurisdiction of incorporation)	0-6694 (Commission File Number)	84-0627918 (IRS Employer Identification Number)
	214 W. Texas Avenue, Suite 1101 Midland, TX (Address of principal executive offices)	79701 (Zip Code)

Registrant's telephone number, including area code: 432-682-1119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 2, 2010, the Board of Directors of Mexco Energy Corporation (the “Company”) appointed Paul Garry Hines to the Board of Directors and Chairman of the Audit Committee of the Company effective April 1, 2010.  This appointment increases the total Board count to six members.  Mr. Hines is expected to stand for election at the 2010 Annual Meeting of Shareholders on September 14, 2010 to serve for a term of one year.

Mr. Hines, 72, served with E. F. Hutton and Company, Inc. from 1970 through 1986 in a variety of positions including Vice President of Corporate Development, Executive Vice President and member of the Board of Directors of the broker dealer.  From 1987 to 1989, Mr. Hines served as Chief Financial Officer for William E. Simon and Sons.  From 1990 to 2000, Mr. Hines was involved in venture capital and as an independent consultant.  Mr. Hines was a member of the Board of Directors of investment bank and broker, Ryan Beck and Company.  From 2000 to the present, he has served in a number of capacities with various charitable organizations. He is a contributor to several publications including Controllers Handbook (Dow Jones Irwin, 1978), Chief Financial Officers Handbook (Dow Jones Irwin, 1986) and Financial Services Handbook (Wiley, 1987)

Based on the Board’s qualitative assessment of Mr. Hines’ level of knowledge, experience described above and formal education, the Board has determined that Mr. Hines is an “audit committee financial expert” (as that term is defined under the applicable Securities and Exchange Commission (“SEC”) rules and regulations) and therefore, was appointed to serve as Chairman of the Audit Committee of the Board of Directors.

The Board has determined that Mr. Hines is “independent” within the meaning of Section 121A of the American Stock Exchange Company Guide and he has no material relationship or reportable transactions with the Company under Item 404(a) of Regulation S-K.

Mr. Hines, as a non-employee director, will participate in the standard non-employee director compensation arrangement described in the Company’s 2009 proxy statement filed with SEC on July 16, 2009.

The press release announcing Mr. Hines’ election to the Board of Directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	Exhibit No.	Document
	99.1	Press Release of Mexco Energy Corporation dated April 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEXCO ENERGY CORPORATION

Date: April 9, 2010	By:	/s/ Tammy McComic
Tammy McComic
Executive Vice President and Chief Financial Officer